Exhibit 6.1

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") as of made this 18th day of December, 2009 by and among MASTERBEAT, LLC, a California Limited Liability Company ("MASTER"); all of the holders of MASTER Limited Liability Interests (“HOLDERS”), who are listed on Schedule “A” attached hereto and made a part hereof; and GREEN MOUNTAIN RECOVERY, INC., a Delaware corporation listed on the OTC Bulletin Board (“GRNN”" or the "Company").

R E C I T A L S:

WHEREAS:

A. The respective Managing Members and Board of Directors of MASTER and GRNN have determined that GRNN should issue 8,500,000 restricted GRNN shares to acquire 100% of MASTER from the HOLDERS (the “Reorganization”), and that GRNN should change its corporate name as selected by MASTER ; and

B. GRNN, MASTER and HOLDERS agree to make certain representations, warranties, covenants and agreements in connection with the Reorganization, and also to prescribe various conditions to the Reorganization;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I:

THE REORGANIZATION

1.01 The Reorganization. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the laws of Delaware (the " Statutes"), GRNN agrees to, and shall acquire, one hundred percent (100%) of the issued and outstanding Limited Liability Company Interests of MASTER, in exchange for the issuance at the Closing as set forth in Section 1.02 herein of 8,500,000 shares of restricted Common Stock to the HOLDERS as provided in Schedule A hereof.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Reorganization (the "Closing") will take place at 10:00 a.m. on the first business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Xxxxxx X. Xxxxxxx, Esq., unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Reorganization. As soon as practicable following the Closing, the parties shall prepare, sign and file whatever documents (the “Filed Documents”) are required in accordance with the relevant provisions of any applicable governing statutes or regulations (the “Statutes”), and shall make all other filings or recordings required under such Statutes.  The Reorganization shall become effective  ("Effective Time of the Reorganization") at such time as all required documents are duly filed with the Secretary of State of Delaware or at such other time as is permissible in accordance with the Statutes.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time of the Reorganization shall be amended, by sufficient and proper vote of GRNN’s shareholders, to (i) provide that the corporate name of GRNN will be changed to “MASTERBEAT CORPORATION”, or a similar name, as chosen by MASTER; (ii) amend its Certificate of Incorporation to increase its authorized Preferred Shares, from 1,000,000 shares to 20,000,000 shares; and (iii) make such other changes to GRNN’s Certificate of Incorporation or By-Laws as designated by MASTER, and approved by GRNN.  In addition, GRNN’s shareholders will also approve the acquisition of MASTER, by consent of the majority of its shareholders, with appropriate notice to all non-consenting shareholders.

(b) GRNN’s Bylaws in effect at the Effective Time of the Reorganization shall continue to be the Bylaws of GRNN, unless changed as provided in this Agreement, or until thereafter changed or amended as provided therein or by applicable law.

1.06 Transition Period. Upon the effective date of the Closing, the directors and officers of GRNN shall resign and shall appoint new directors, as designated by MASTER; and those new directors will appoint GRNN’s new officers.  During the period from Closing until all corporate actions necessary to ensure the Effective Date of the Reorganization, including (but not limited to) the transfer of all of GRNN’s books and records of any kind to MASTER and its designees, GRNN’s former officers and directors will use their best efforts and take all reasonable steps to ensure an orderly and effective transfer of control to MASTER and its designees.

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ARTICLE II:

EFFECT OF THE REORGANIZATION

ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Reorganization, MASTER agrees that it shall purchase and retire 1,000,000 of the 2,297,000 GRNN restricted shares from the two Principals of GRNN (500,000 shares each), for the consideration and as set forth in Section 6.01(d) hereof.

2.02. Stock Warrants; Claims to Stock. At the Effective Time of the Reorganization, there will be no outstanding warrants, options or any other contracts to purchase any equity security of the issuer, nor will there exist any convertible debt, preferred stock, or any other instrument convertible into equity securities of the Company, except as set forth in this Agreement. Further, no dividends payable in any equity security of GRNN or in cash shall be outstanding and unpaid.

ARTICLE III:

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of GRNN (the “Company”). GRNN and Xxxxxx Xxxx and Xxxxxx Xxxxxxxxx, GRNN’s “Principals”, who together are GRNN’s majority shareholders, hereby represent and warrant to MASTER and HOLDERS, jointly and severally, as follows:

(a) Organization, Standing and Corporate Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. GRNN is not authorized to conduct business, and does not conduct business, in any other state or jurisdiction, except for the State of New York.

(b) Authority.  The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Reorganization.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) Capital Structure.  The authorized capital stock of the Company consists of 99,000,000 shares of Company common stock at par value $.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share. There are 2,500,000 shares of common stock issued and outstanding, and -0- shares of Preferred Stock issued and outstanding.   All outstanding shares of common stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company, except for the registration statement on Form SB-2, which was declared effective on November 7, 2008, which registered a total of 1,686,000 shares of GRNN common stock.

(d) Noncontravention; Consents.  Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with any provision of the authorizing documents of the Company; (ii) violate, accelerate or result in, a restriction, lien, charge, pledge, security interest or other encumbrance on the Company of any kind; or (iii) conflict with or violate any governmental regulation, statute, judgment or proceeding of any kind. No consent of any kind is required by either the Company or its shareholders to consummate these transactions, including but not limited to any third party, any governmental agency or regulatory body, wherever located, except as set forth in Section 1 herein.

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(e) Absence of Certain Changes or Events. Since September 30, 2009, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by any provision of this Agreement without MASTER’s prior consent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws:

(i) There is no suit, judgment, action, proceeding or investigation outstanding, pending or, to the knowledge of the Company, threatened against or affecting the Company, or any basis for any such suit, action, proceeding or investigation, including (without limitation), any Securities and Exchange Commission, FINRA or State Securities regulators’ suit, judgment, action, proceeding or investigation,-  that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company, or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future, could have, any such effect.

(ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

(iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(iv) The Company has never been involved in any bankruptcy proceedings, or similar proceedings, in any Federal or state court.

(g) Benefit Plans. The Company is not a party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans").

(h) Certain Employee Payments.  The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Internal Revenue Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i) Tax Returns and Tax Payments.  The Company has timely filed all Tax Returns required to be filed by it, has paid all or has made a determination with its accountant that no Tax Return filings or Tax payments are required. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

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(j) Environmental Matters. The Company is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(k) Contract Defaults.  The Company has not received any notice, and has no knowledge, that it is in default in any respect under any contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default

(l) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Reorganization are fair to and in the best interests of the shareholders of the Company, and has recommended or will recommend that the holders of the shares of Company Common Stock approve the Reorganization. Each of the Principals hereby agrees to vote all of his GRNN shares in favor of all matters submitted to GRNN shareholders.

(m) Financial Statements. The Company has heretofore filed with the SEC, GRNN’s audited balance sheet, income statement, cash flow statement, statement of shareholders’ equity and notes to financial statements, as of and for the periods from inception (May 17, 2007) to December 31, 2008, together with unaudited, reviewed balance sheet, income statement, cash flow statement, statement of shareholders’ equity and notes to financial statements as of and for the period ended September 30, 2009 (all of the foregoing, including the notes thereto, are collectively referred to hereinafter as the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective date indicated and the results of operations and cash flows of the Company for the respective period indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

(n) Absence of Undisclosed Liabilities. The Company does not have now, and will not have as of the Closing, any indebtedness, loss or liability of any kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, except as set forth on the September 30, 2009 balance sheet, plus any liabilities incurred in the ordinary course of business since September 30, 2009.

(o) Accuracy of Information. No statement, agreement, warranty or representation by the Company set forth herein or in the Exhibits or the Schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of GRNN hereto, or in connection with consummation of the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(p) SEC Filings. GRNN is a reporting issuer pursuant to Section 15d of the Securities Exchange Act of 1934 (the “Exchange Act”), SEC file no. 333-144882. GRNN has made all filings with the SEC that it has been required to make under the Act and the Exchange Act (such reports, together with GRNN’s Registration Statement on Form SB-2, as amended from time to time, are hereinafter collectively referred to as the “Public Reports”). Each of the Public Reports has complied with the Act and the Exchange Act, as the case may be, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. GRNN’s registration statement on Form SB-2, at the time it became effective under the Act, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the notes thereto) included in the Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of GRNN as of such dates and the results of operations of GRNN for such periods; provided, however, that the financial statements for all interim periods are subject to normal year-end adjustments and lack footnotes and other presentation items.  Before the Closing, GRNN will prepare and file its Form 10-Q for the quarter ended September 30, 2009; and all of GRNN’s warranties and representations in this Agreement that GRNN has made with respect to its Public Reports and its Financial Statements will apply with equal force and effect to the Form 10-Q for the quarter ended September 30, 2009.

(q) Trading Status. GRNN’s common shares are duly and properly listed for trading on the OTC Bulletin Board under the symbol “GRNN.”  There are at least two market makers giving two-sided quotes for the Company’s common stock.  The Company has received no stop order or similar order limiting or stopping trading in the Company’s common stock. There are 203,000 free-trading GRNN common shares, which number does not include the 740,000 shares registered by each of GRNN’s two Principals in the Company’s registration statement on Form SB-2.

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(r)  Transfer of Existing Business. Within 24 hours after the Closing, and subject to the Company acquiring MASTER, GRNN will sell, transfer and assign to a newly formed entity that will be controlled by GRNN’s Principals or their designees, all of GRNN’s existing business, assets and liabilities.  The Principals, jointly and severally, will indemnify GRNN and MASTER from and against any and all of GRNN’s pre-closing liabilities.

 (s) New Directors and Officers.  Upon the Effective Time of the Closing, the current directors of the Company shall take all necessary action to appoint new directors of the Company as designated by MASTER and all current directors and officers of the Company shall resign.

3.02  Representations and Warranties of MASTER. MASTER represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power. MASTER is duly organized, validly existing and in good standing under the laws of California, and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) Assets and Business. MASTER owns all of its assets and business as set forth in MASTERS’ Business Plan, which has previously been delivered to GRNN.

(c) Capital Structure. The capital structure of MASTER consists of ___________ MASTER Limited Liability Units.   All outstanding Limited Liability Interests of MASTER are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive or similar rights, and were issued in compliance with all applicable state and federal laws concerning the issuance of such securities.

(d) Authority.  MASTER has the requisite power and authority to enter into this Agreement and to consummate the Reorganization.  The execution and delivery of this Agreement by MASTER and the consummation by MASTER of the transactions contemplated hereby have been duly authorized by all necessary action on the part of MASTER.  This Agreement has been duly executed and delivered by MASTER and constitutes a valid and binding obligation of MASTER, enforceable against MASTER in accordance with its terms

(e) Noncontravention; Consents.  Neither the execution and delivery of this Agreement by MASTER, nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with any provision of the authorizing documents of the MASTER; (ii) violate, accelerate or result in, a restriction, lien, charge, pledge, security interest or other encumbrance on MASTER of any kind; or (iii) conflict with or violate any governmental regulation, statute, judgment or proceeding of any kind. No consent of any kind is required by MASTER to consummate these transactions, including but not limited to any third party, any governmental agency or regulatory body, wherever located.

(f) Litigation; Labor Matters; Compliance with Laws.

(i)   There is no suit, action or proceeding or investigation pending or, to the knowledge of MASTER , threatened against or affecting MASTER or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to MASTER or prevent, hinder or materially delay the ability of MASTER to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against MASTER having, or which, insofar as reasonably could be foreseen by MASTER, in the future could have, any such effect.

(ii) MASTER is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to MASTER.

(iii) The conduct of the business of MASTER complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

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(g) Environmental Matters. MASTER is in material compliance with all applicable environmental laws.

(h) Recommendation. The Managing Members of MASTER have unanimously determined that the terms of the Reorganization are fair to and in the best interests of the holders of MASTER’s Limited Liability Interests.

(i)  Super 8-K.  Promptly after the Closing, and in any event within the time required by SEC Rules and Regulations, MASTER, whose management will designate the Company’s new management at the Closing, will cause the Company to file with the SEC the “Super 8-K,” which will contain such information as is required by SEC Rules and Regulations.

(j) Representations of Holders of Limited Liability Interests.  At the Closing, each of MASTER’s holders of Limited Liability Interests (“Investors”) will sign an investment letter, by which each Investor will represent the following:

(I)

The Investors Bear Economic Risk.  The Investors have experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, so that the Investors are capable of evaluating the merits and risks of their investment in the Company, and each has the capacity to protect its own interests. The Investors understand that the Investors must bear the economic risk of this investment indefinitely unless the Company shares received by each of the Investors are either registered pursuant to the Securities Act or an exemption from registration is available.  The Investors also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow an Investor to transfer all or any portion of the Company shares received hereunder, in the amounts or at the times Investors  might propose.

(II)

Investment Intent.  The Investors are acquiring the shares of the Company solely for each of their own accounts, as principals, for investment purposes and not with a view to, or for resale in connection with, any distribution or underwriting of such shares.

(III)

No Securities Act Registration. The Investors understand that the shares of Company stock issued to them under this Agreement have not been registered under either the United States Securities Act of 1933 or any state securities law, that the Investors must hold the such shares unless they are subsequently registered under those laws or transferred in reliance on an opinion of counsel that registration under those laws is not required, and that the certificates representing  such shares will bear a legend to the foregoing effect.

(IV)

Ability to Evaluate and Bear Risk.  The Investors are fully able (a) to evaluate the information provided by the Company relevant to the merits, risks, and other factors bearing on the suitability of such shares as an investment, and (2) to bear the economic risk of their proposed investment in the shares without reselling such shares.

(V)

Restrictive Legend.  Each share issued to the Investors under this Agreement shall bear the following or similar restrictive legend:

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS; NOR HAVE THEY BEEN PASSED UPON BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY. THE SHARES CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

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ARTICLE IV:

COVENANTS RELATING TO

CONDUCT OF BUSINESS PRIOR TO REORGANIZATION

4.01  Conduct of Company and MASTER.  From the date of this Agreement and until the Effective Time of the Reorganization, or until the prior termination of this Agreement, the Company and MASTER shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Reorganization;

(d) suffer or permit any material adverse change to occur with respect to the Company and MASTER  or their business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V:

ADDITIONAL AGREEMENTS

5.01  Access to Information; Confidentiality.

(a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to MASTER and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Reorganization to its properties, books, contracts, commitments, personnel and records; and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to MASTER all information concerning their respective business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the MASTER set forth herein and compliance by the MASTER of their respective obligations hereunder, during the period prior to the Effective Time of the Reorganization,   MASTER will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02  Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Reorganization and the other transactions contemplated by this Agreement. MASTER and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations and (ii) in facilitating each other’s due diligence investigations. MASTER and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Reorganization.

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5.03  Public Announcements.  MASTER, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement; and neither shall issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.04  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 No Solicitation.  Except as previously agreed to in writing by the other party, neither the Company nor MASTER shall authorize or permit any of its officers, directors, agents, representatives, or advisors to  solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter (i) concerning any reorganization, consolidation, business combination, sale of control, recapitalization or similar transaction involving the Company or MASTER, respectively, other than the transaction contemplated by this Agreement or (ii) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Reorganization or (iii) which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or MASTER will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI:

CONDITIONS PRECEDENT; THE CLOSING

6.01 Conditions to Each Party's Obligation to Effect the Reorganization.  The respective obligation of each party to effect the Reorganization is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) The shareholder approvals pursuant to Section 1 herein shall have been duly and properly approved by GRNN’s shareholders in accordance with Delaware law, by consent of GRNN’s majority shareholders, i.e., the Principals.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization shall be in effect.

(c)  At the Closing, the name “Green Mountain Recovery” and any similar names will be assigned by GRNN to a separate company controlled by the Principals, with MASTER’s concurrence; and both MASTER and GRNN will agree to have no interest in “Green Mountain Recovery” or similar names, and will agree not to use such name or similar names.

(d) At the Closing, the Principals will sell, assign and transfer to MASTER, 1,000,000 of their GRNN shares (500,000 shares each), in consideration of MASTER paying the Principals a total of $200,000 ($100,000 each), which shares shall then be surrendered to GRNN for cancellation and retirement.

(e)  Transfer of Existing Business.  At the Closing, and subject to the Company acquiring MASTER, GRNN will sell, transfer and assign to a newly formed entity that will be controlled by GRNN’s Principals or their designees, all of GRNN’s existing business, assets and liabilities.  The Principals, jointly and severally, will indemnify GRNN and MASTER from and against any and all of GRNN’s pre-closing liabilities.

6.02  Conditions to Obligations of MASTER. The obligations of MASTER to effect the Reorganization are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company and the Principals set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. MASTER shall have received a certificate to such effect, signed on behalf of the Company by its president, and by the Principals.

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(b) Performance of Obligations of the Company. The Company and the Principals shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or the Principals, or which would adversely affect the ability of the Company or the Principals to consummate the transactions herein contemplated or perform their obligations hereunder); and MASTER shall have received a certificate to such effect, signed on behalf of the Company by its president, and by the Principals.

(c) The Company shall deliver to MASTER all books, records and documents relating to the Company, including the bank records, corporate records, tax returns, stock records of the Company, XXXXX filing codes, FINRA and SEC correspondence, minutes and consents;

(d)  The Company shall deliver to MASTER any other such instruments, documents and certificates as are required to be delivered by the Company or its representatives pursuant to the provisions of this Agreement;

(e) The Company shall deliver to MASTER any third-party Consents, including the release of the outstanding UCC filing by the bank against the Company;

(f) Consents, Etc.  MASTER shall have received from GRNN evidence, in form and substance reasonably satisfactory to it, that any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained by GRNN.

(g) No Litigation.  There shall not be pending or threatened against either party any suit, action or proceeding.

(h)  GRNN shall have properly filed with the Secretary of State of State of New York an amendment to its Certificate of Incorporation, reflecting the matters described in Section 1 herein that have been approved by its shareholders.

(i)  Upon the Effective Time of the Closing, all current directors and officers of the Company shall resign, and the current directors of the Company shall appoint new directors of the Company as designated by MASTER.

(j)  At the Closing, each of the Principals shall have signed a Leakout/Escrow Agreement, by which each will agree, with respect to the 1,297,000 GRNN shares they will be retaining in the aggregate: (I) to place their GRNN shares in escrow with the law firm of Xxxx X. Xxxx, P.C.; and (II) not to have released from escrow, for resale or otherwise, more than 100,000 GRNN shares per month, in the aggregate, without MASTER’s prior written consent.

6.03  Conditions to Obligation of the Company and the Principals.  The obligation of the Company complete the Reorganization is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of MASTER set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate to such effect, signed on behalf of MASTER by its President.

(b) Performance of Obligations of MASTER.  MASTER shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to MASTER, or which would adversely affect the ability of MASTER to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate to such effect, signed on behalf of MASTER by its President.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding against MASTER or any of its subsidiaries.

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ARTICLE VII:

TERMINATION, AMENDMENT AND WAIVER

7.01  Termination. This Agreement may be terminated and abandoned at any time prior to the Closing of the Agreement:

(a) by mutual written consent of MASTER, GRNN and the Principals;

(b)  by either MASTER or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Reorganization and such order, decree, ruling or other action shall have become final and nonappealable;

(c)  by MASTER, if a material adverse change shall have occurred relative to the Company or the Principals, or if a failure of any representation and warranty of the Company or the Principals shall have occurred;

(d)  by MASTER, if the Company or the Principals willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(e)  by the Company or the Principals, if MASTER willfully fails to perform in any material respect any of its respective obligations under this Agreement.

7.02  Effect of Termination.

(a) In the event of proper termination of this Agreement by either the Company, MASTER or the Principals as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MASTER, GRNN or the Principals, other than the provisions of Article V, Sections 5.01 through Section 5.05 inclusive, and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to be charged therewith.

7.04  Extension; Waiver.  Subject to Section 7.01(c), at any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require, in the case of MASTER or the Company, action by its Board of Directors.

7.06 Return of Documents.  In the event of termination of this Agreement for any reason, MASTER and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. MASTER and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

ARTICLE VIII:

INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Reorganization for the lesser of any applicable statute of limitations or two years.

8.02     Indemnification.

(a) The Company and/or the Principals shall indemnify and hold MASTER and each of its officers and directors (the "MASTER Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by MASTER or any of the MASTER Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

8.03 Notice of Indemnification.  In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by MASTER (the "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to MASTER. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Inseminator by reason of the Indemnity Claim.

ARTICLE IX:

GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

if to MASTER or MASTER Representative, to:

Xxx Xxxxxxxxxxx Xxxxxx, Esq.

000 Xxxx 00xx Xxxxxx, Xxxx Xxxxx

Xxx Xxxx, XX 00000

if to the Company, to:

Green Mountain Recovery, Inc.

Attn: Xxxxxx Xxxx, President

00 Xxxxx Xxxxxx

Xxx Xxxx, Xxx Xxxx 00000

(c) If to the Principals:

Xxxxxx Xxxx, Esq.

Levi & Korsinsky

00 Xxxxx Xxxxxx, 00xx xxxxx

Xxx Xxxx, Xxx Xxxx 00000

9.02 Definitions.  For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "material adverse change" or "material adverse effect" means, when used in connection with the Company, MASTER or the Principals, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of MASTER to the consummation of the Reorganization);

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

MASTERBEAT, LLC

/s/ Xxxxx X. Xxxxxxxxxx
By: Xxxxx X. Xxxxxxxxxx, Managing Member

GREEN MOUNTAIN RECOVERY, INC.

/s/ Xxxxxx Xxxx
By: Xxxxxx Xxxx, President

PRINCIPALS:

/s/ Xxxxxx Xxxx
Xxxxxx Xxxx, Individually

/s/ Xxxxxx Xxxxxxxxx
Xxxxxx Xxxxxxxxx, Individually

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SCHEDULE A:

HOLDERS OF MASTERBEAT LIMITED LIABILITY INTERESTS

	PERCENTAGE OF	NO. OF SHS OF
NAME:	INTEREST HELD	TO BE ISSUED
Xxx X. Xxxxxx	43.260%	3,677,100

Xxxxx X. Xxxxxxxxxx	31.172%	2,649,620

Xxxx Xxxxx	8.659%	736,015

Bella X. Xxxxxxx Charitable Trust	5.354%	455,090

Xxxxxxxx Xxxxx	4.900%	416,500

Xxxxxxx Xxxxx	3.031%	257,635

The Camillery Charitable Trust	2.539%	215,815

Gaby Leran and Xxxxxx Xxxx Charitable Trust	0.618%	52,530

Xxxx Xxxxxxxxxx	0.433%	36,805

Xxxx X. Xxxxxxx	0.034%	2,890

	TOTAL:	8,500,000

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